Exhibit 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-116626) pertaining to the 2004 Equity Incentive Compensation Plan, the 1995 Long-Term Incentive Compensation Plan, and the 1985 Long-Term Incentive Compensation Plan; the Registration Statement (Form S-8 No. 33-41007) pertaining to the Salaried Employees Retirement Savings Plan; and the Registration Statement (Form S-8 No. 2-92404) pertaining to the Salaried Employees Savings Plan of GATX Corporation of our reports dated August 7, 2007, with respect to the consolidated financial statements of GATX Corporation, GATX Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GATX Corporation, included in this Current Report (Form 8-K).
Chicago, Illinois
August 8, 2007